EXHIBIT 5


                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776


                                  March 3, 2000

AmeriVest Properties Inc.
1800 Glenarm Place, Suite 500
Denver, Colorado 80202


Gentlemen and Ladies:

     We have acted as counsel for AmeriVest Properties Inc., a Maryland corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the issuance of up to a minimum of 200,000 units and a maximum of 1,000,000 units, with each unit consisting of two shares of the Company's $.001 par value common stock and one redeemable common stock purchase warrant (a "Warrant") to purchase one share of common stock.

     We have examined the Articles Of Incorporation and the Bylaws of the Company and the record of the Company's corporate proceedings concerning the registration described above. We also have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that if units are sold as described in the Registration Statement, (1) shares of common stock included in the units will have been legally issued and will constitute fully paid and non-assessable shares of the Company's common stock, and (2) the shares to be issued upon the exercise, if any, of Warrants included in the units will have been legally issued and will constitute fully paid and non-assessable shares of the Company's common stock.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the common stock and may not be used for any other purpose.

                                                     Very truly yours,

                                                     /s/ PATTON BOGGS LLP
                                                     PATTON BOGGS LLP
PB: ALT/FBB